Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR10-184
Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Announces Stock Repurchase of up to $10.0 Million
AMARILLO, Texas, August 10, 2010—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today announced that its Board of Directors has authorized a stock repurchase program in the amount of $10.0 million. This program is in addition to the Company’s previously announced stock repurchase programs, which totaled $27.5 million. Under the program, the Company may repurchase stock in the open market from time to time at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors including price, corporate and regulatory requirements, and other market conditions.
“Although our stock price has increased from $4.24 at January 31, 2010 to $7.25 as of July 31, 2010, we believe our stock price continues to be undervalued,” said Chairman and Chief Executive Officer, John H. Marmaduke. “This program is a sign of our balance sheet strength and free cash flow generation, and serves as a way to increase shareholder value.”
Hastings will announce financial results for the three and six months ended July 31, 2010 via a press release issued before the market opens on Monday, August 16, 2010.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 147 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission (“SEC”).